FOR IMMEDIATE RELEASE
Contact: Ross A. Benavides
Chief Financial Officer
(713) 860-2528

GENESIS ENERGY, L.P. REPORTS 2006 RESULTS

Houston - February 23, 2007 - Genesis Energy, L.P. (AMEX:GEL) reported today net income for 2006 of $8,381,000, or $0.59 per unit. Net income for the year was reduced by approximately $1.4 million for costs related to the transition to a new senior management team and $0.6 million of expenses related to the write-off of unamortized costs related to the replacement of our credit facility. For 2005 Genesis had net income of $3,415,000, or $0.35 per unit.

Net income for the fourth quarter of 2006 was $0.7 million, or $0.05 per unit, which was net of a write-off of $0.6 million of credit facility costs. In the fourth quarter of 2005, Genesis had income of $0.5 million, or $0.05 per unit.

Grant Sims, CEO said “We are very pleased with our results for the year. All segments reported improved performance from the prior year annual period. For the year, we generated Available Cash before Reserves, a non-GAAP measure, of $18.8 million or $1.34 per unit, which was more than adequate to cover distributions to the holders of our common units and general partner interest for 2006 totaling $11.0 million or $0.78 per unit. Without the transition costs and write-off of the credit costs, Available Cash before Reserves for 2006 would have been $20.9 million, or $1.48 per unit.” Available Cash before Reserves is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net cash provided by operating activities. Net cash provided by operating activities was $11.3 million for 2006.

“For the fourth quarter, Available Cash before Reserves was $3.7 million, or $0.26 per unit. Without the credit costs write-off such amounts would have been $4.3 million and $0.30, respectively,” Mr. Sims added. Net cash provided by operating activities was $4.5 million for fourth quarter of 2006. In February 2007, we paid a distribution of $3.0 million, or $0.21 per unit, attributable to the fourth quarter of 2006. This is the sixth consecutive $0.01 per unit increase in the distribution.

During the fourth quarter, we closed on a new credit facility. This new facility provides for an aggregate maximum capacity of $500 million and an initial committed borrowing capacity of $125 million. The commitment amount can be increased, with approval from the lenders, based on pro forma adjustments for acquisitions. This facility provides us with the financial strength and flexibility to significantly grow the partnership for our unitholders by making accretive acquisitions and organic growth projects, as well as provide working capital for our existing operations.

“Given the performance of our existing business segments, we have the flexibility to now focus to a greater extent on increasing the long-term value of our partnership units. With our new credit facility, we believe we are positioned to execute our plan to finance significant accretive investments to grow the partnership,” added Mr. Sims.

Financial Results

We recorded net income for 2006 of $8.4 million, or $0.59 per unit, compared to net income for 2005 of $3.4 million, or $0.35 per unit. Income for 2005 included income from continuing operations of $3.7 million, or $0.38 per unit, and income from discontinued operations of $0.3 million, or $0.03 per unit. Additionally, in 2005 we recorded a loss of $0.6 million, or $0.06 per unit, relating to the cumulative effect of the adoption of an accounting change due to a new accounting pronouncement.

Results for the 2006 fourth quarter were $0.7 million or $0.05 per unit. For the 2005 fourth quarter, we generated net income of $0.5 million, or $0.05 per unit, including $1.1 million, or $0.10 per unit, attributable to continuing operations and a loss of $0.6 million, or $0.05 per unit from the cumulative effect of the accounting change adoption.

Segment margin is defined and reconciled later in this press release to income from continuing operations. The following table presents selected financial information by segment for the three month and annual reporting periods for continuing operations:

			Crude Oil
	Pipeline	Industrial	Gathering &
	Transportation	Gases	Marketing	Total

Three Months Ended December 31, 2006
Segment margin excluding depreciation
and amortization (a)	$2,564	$2,635	$1,292	$6,491
Total capital expenditures	$334	$306	$164	$804
Maintenance capital expenditures	$243	$-	$164	$407
Revenues:
External Customers	$5,321	$3,611	$181,854	$190,786
Intersegment	1,087	-	-	1,087
Total revenues of reportable segments	$6,408	$3,611	$181,854	$191,873

Three Months Ended December 31, 2005
Segment margin excluding depreciation
and amortization (a)	$2,668	$2,932	$1,270	$6,870
Total capital expenditures	$269	$14,445	$232	$14,946
Maintenance capital expenditures	$186	$-	$232	$418
Revenues:
External Customers	$7,034	$3,931	$252,775	$263,740
Intersegment	678	-	-	678
Total revenues of reportable segments	$7,712	$3,931	$252,775	$264,418

Year Ended December 31, 2006
Segment margin excluding depreciation
and amortization (a)	$12,426	$11,443	$7,366	$31,235
Total capital expenditures	$971	$6,058	$356	$7,385
Maintenance capital expenditures	$611	$-	$356	$967
Revenues:
External Customers	$25,479	$15,154	$873,268	$913,901
Intersegment	4,468	-	-	4,468
Total revenues of reportable segments	$29,947	$15,154	$873,268	$918,369

Year Ended December 31, 2005
Segment margin excluding depreciation
and amortization (a)	$9,804	$8,154	$3,661	$21,619
Total capital expenditures	$5,425	$27,863	$547	$33,835
Maintenance capital expenditures	$1,256	$-	$287	$1,543
Revenues:
External Customers	$25,613	$11,302	$1,038,549	$1,075,464
Intersegment	3,275	-	-	3,275
Total revenues of reportable segments	$28,888	$11,302	$1,038,549	$1,078,739

(a) Segment margin was calculated as revenues less cost of sales and operating expenses, plus our share of the operating income of our investment in joint ventures. A reconciliation of segment margin to income from continuing operations is presented for periods presented in the table at the end of this release.

Pipeline transportation segment margin for the fourth quarter periods was consistent between the periods. For the year, segment margin from our pipeline operations was $12.4 million as compared to $9.8 million for 2005. Higher tariffs in Mississippi and Florida added to segment margin as did increased revenues from volumetric gains, most of which resulted from higher crude oil market prices. Expenditures for pipeline integrity testing and repairs were less in 2006; however this reduction was partially offset by increased expenses of $0.3 million related to our stock appreciation rights plan which was included in pipeline operating costs.

Segment margin from industrial gas activities in the 2006 fourth quarter declined $0.3 million from the prior year period to $2.7 million. Seasonal variations in the volumes sold under our industrial sales contracts between the quarters combined with the differences in pricing on the contracts were the primary cause of the decrease. For the annual periods, the industrial gases segment margin was $11.4 million in 2006 as compared to $8.2 million in 2005, respectively. The additional CO2 industrial sales contracts acquired in 2005 provided most of the improvement. The 2006 period also included twelve months rather than nine months of results from the syngas joint venture acquired on April 1, 2005.

Segment margin from crude oil gathering and marketing activities was consistent between the fourth quarter periods. For the annual periods, segment margin from crude oil gathering and marketing doubled to $7.4 million in 2006 as compared to the prior period. Field costs declined $1.8 million primarily as a result of a reduction in the size of our fleet, combined with a $0.4 million reserve recorded in the 2005 period for environmental remediation of a truck unload site. Field costs for 2006 included $0.3 million of expense related to our stock appreciation rights plan. We also took advantage of opportunities in 2005 and 2006 to store crude oil in inventory and hedge it for future sale, increasing our profits for this segment.

General and administrative expenses remained constant between the two fourth quarter periods. For the 2006 year, general and administrative expenses were $13.6 million, an increase of $3.9 million over 2005. $1.4 million of the increase resulted from transition costs for the senior management team change and $0.1 million from the write-off of deferred charges from our prior credit facility. In 2006, we adopted a new method of accounting for our stock appreciation rights plan, which resulted in total expense of $1.9 million, of which $1.3 million is included in general and administrative expenses. In the 2005 period, under the previous method of accounting, we recorded a non-cash credit of $0.5 million due to a decrease in our unit price. The effect of this change in accounting for the plan was an increase in general and administrative expense of $1.8 million between the two periods. The remaining increase in general and administrative expenses related to compensation, bonus accrual and costs related to legal and consultant fees.

The increase in our depreciation and amortization expenses resulted from amortization of our increased investment in the fourth quarter of 2005 in CO2 industrial sales contracts and related assets.

In 2005, we disposed of idle assets for $1.6 million, generating $0.8 million of gain. The assets sold included pipelines that were idled in 2002 and 2003. $0.3 million of this gain is reflected as discontinued operations.

In addition to the $0.1 million write-off of deferred charges from our prior credit facility included in general and administrative expenses, we wrote off $0.5 million of facility costs that were included in interest expense. Excluding this write-off, interest costs in 2006 were $1.2 million lower than the 2005 period, due to lower average outstanding debt balances. We made acquisitions in late 2004 and early 2005 that significantly increased our outstanding debt balance. In the fourth quarter of 2005, we issued new partnership units and used a portion of the proceeds to repay the debt. Consequently, we had lower outstanding borrowings under our revolving credit facility during 2006.

Upon adoption at December 31, 2005 of a new accounting pronouncement, we recorded a non-cash charge of $0.6 million for the cumulative effect of the accounting change. This accounting change related to estimates of future asset retirement obligations. In 2006, we adopted a new accounting pronouncement related to accounting for our stock appreciation rights that resulted in a cumulative effect adjustment of $30,000.

Over the last six quarters, we have increased the distribution rate on our common units by a total of $0.06 per unit, or 40%.

Distribution for	Distribution Payment Date	Amount per Unit

Fourth Quarter 2006	February 2007	$ 0.21
Third Quarter 2006	November 2006	$ 0.20
Second Quarter 2006	August 2006	$ 0.19
First Quarter 2006	May 2006	$ 0.18
Fourth Quarter 2005	February 2006	$ 0.17
Third Quarter 2005	November 2005	$ 0.16
Second Quarter 2005	August 2005	$ 0.15

The fourth quarter 2006 distribution was paid February 14, 2007 to unitholders of record on February 5, 2007. We generated Available Cash before reserves (a non-GAAP measure) of $3.7 million during the fourth quarter of 2006 and $18.8 million during 2006. Net cash flows provided by operating activities were $4.6 million and $11.3 million for the fourth quarter and annual periods in 2006, respectively. (Please see the accompanying schedules for a reconciliation of Available Cash before reserves, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

Available Cash

Several adjustments to net income are required to calculate Available Cash before reserves. The calculation of Available Cash before reserves for the quarter ended December 31, 2006 is as follows (in thousands):

Net income	$651
Depreciation and amortization expense	1,963
Loss on asset disposals	22
Cash from direct financing leases in
excess of income recorded	137
Available cash generated by joint ventures in
excess of earnings	413
Non-cash expense for incentive compensation plan
and other non-cash items	895
Maintenance capital expenditures	(407)
Available Cash before reserves	$3,674

The calculation of Available Cash before reserves for the year ended December 31, 2006 is as follows (in thousands):

Net income	$8,381
Depreciation and amortization expense	7,963
Cash in excess of gain on asset sales	51
Cash from direct financing leases in
excess of income recorded	531
Available cash generated by joint ventures in
excess of earnings	1,401
Non-cash expense for incentive compensation plan
and other non-cash items	1,471
Maintenance capital expenditures	(967)
Available Cash before reserves	$18,831

Earnings Conference Call

We will broadcast our Earnings Conference Call on Friday, February 23, 2006, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.

Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates an industrial gases business.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, managing operating costs, completion of capital projects on schedule and within budget, consummation of accretive acquisitions, capital spending, environmental risks, government regulation, our ability to meet our stated business goals and other risks noted from time to time in our Securities and Exchange Commission filings. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

(tables to follow)

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Three Months Ended	Three Months Ended
	December 31, 2006	December 31, 2005

Revenues	$191,873	$264,418
Cost of sales	185,594	257,789
General and administrative expenses	3,125	3,120
Depreciation and amortization expense	1,963	2,026
Loss from disposal of surplus assets	22	3
OPERATING INCOME	1,169	1,480
Equity in earnings of joint ventures	212	241
Interest, net	(729)	(631)
Income from continuing operations before minority
interest	652	1,090
Minority interest	(1)	-
Income from continuing operations	651	1,090
Loss from discontinued operations	-	(6)
Income from cumulative effect adjustment from
adoption of new accounting principle	-	(586)
NET INCOME	$651	$498

NET INCOME (LOSS) PER COMMON UNIT -
BASIC AND DILUTED
Continuing operations	$0.05	$0.10
Discontinued operations	-	-
Cumulative effect adjustment	-	(0.05)
Net income per common unit - basic
and diluted	$0.05	$0.05

Volume data:
Crude oil pipeline barrels per day (total)	58,918	60,124
Mississippi Pipeline System barrels per day	17,237	17,363
Jay Pipeline System barrels per day	13,440	13,179
Texas Pipeline System barrels per day	28,241	29,582
CO2 sales Mcf per day	68,452	76,791
Crude oil gathering wellhead barrels per day	33,391	37,342
Total crude oil gathering and marketing
barrels per day	34,028	46,211

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by general partner	1,019,441	1,019,441
Total common units outstanding	13,784,441	13,784,441

Genesis Energy, L.P.
Summary Consolidated Statements of Operations - Unaudited
(in thousands except per unit amounts and volumes)

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

Revenues	$918,369	$1,078,739
Cost of sales	888,265	1,057,621
General and administrative expenses	13,573	9,656
Depreciation and amortization expense	7,963	6,721
Gain from disposal of surplus assets	(16)	(479)
OPERATING INCOME	8,584	5,220
Equity in earnings of joint ventures	1,131	501
Interest, net	(1,374)	(2,032)
Income from continuing operations before income
taxes	8,341	3,689
Income tax benefit	11	-
Minority interest	(1)	-
Income from continuing operations	8,351	3,689
Loss from discontinued operations	-	312
Income from cumulative effect adjustment from
adoption of new accounting principle	30	(586)
NET INCOME	$8,381	$3,415

NET INCOME (LOSS) PER COMMON UNIT -
BASIC AND DILUTED
Continuing operations	$0.59	$0.38
Discontinued operations	-	0.03
Cumulative effect adjustment	-	(0.06)
Net income per common unit - basic
and diluted	$0.59	$0.35

Volume data:
Crude oil pipeline barrels per day (total)	61,585	61,296
Mississippi Pipeline System barrels per day	16,931	16,021
Jay Pipeline System barrels per day	13,351	13,725
Texas Pipeline System barrels per day	31,303	31,550
CO2 sales Mcf per day	72,841	56,823
Crude oil gathering wellhead barrels per day	33,853	39,194
Total crude oil gathering and marketing
barrels per day	37,180	52,943

Units Data:
Common units held by Public	12,765,000	12,765,000
Common units held by general partner	1,019,441	1,019,441
Total common units outstanding	13,784,441	13,784,441

Genesis Energy, L.P.
Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2006	December 31, 2005

ASSETS
Cash	$2,318	$3,099
Accounts receivable	89,106	82,634
Inventories	5,172	498
Other current assets	3,396	4,218
Total current assets	99,992	90,449
Net property	31,316	33,769
CO2 contracts	33,404	37,648
Joint ventures and other investments	18,226	13,042
Other assets	8,149	6,869
Total Assets	$191,087	$181,777

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable	$86,692	$85,286
Accrued liabilities	9,220	7,325
Total current liabilities	95,912	92,611
Long-term debt	8,000	-
Other liabilities	991	955
Minority interest	522	522
Partners' capital	85,662	87,689
Total Liabilities and Partners' Capital	$191,087	$181,777

Genesis Energy, L.P.
Summary Consolidated Statements of Cash Flows - Unaudited
(in thousands)

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005

Net income	$8,381	$3,415
Adjustments to reconcile net income to cash
provided by operating activities:
Depreciation and amortization	7,963	6,721
Amortization and write-off of credit facility issuance costs	969	373
Amortization of unearned income	(655)	(689)
Cash received from direct financing leases	1,186	1,185
Equity in earnings of joint ventures	(1,131)	(501)
Distributions from joint ventures - return on investment	1,565	435
Gains on asset disposals	(16)	(791)
Other non-cash items	1,873	532
Changes to components of working capital	(8,873)	(1,190)
Net cash provided by operating activities	11,262	9,490

Additions to property and equipment	(1,260)	(6,106)
CO2 contracts acquisition	-	(14,446)
Investments in joint ventures and other investments	(6,042)	(13,418)
Distributions from joint ventures that are a return
of investment	528	388
Proceeds from sales of assets	67	1,585
Other, net	(135)	188
Net cash used in investing activities	(6,842)	(31,809)

Net borrowings (repayments) of debt	8,000	(15,300)
Issuance of limited and general partner interests, net
and minority interests contributions	-	44,838
Distributions to partners	(10,408)	(5,798)
Credit facility issuance fees	(2,726)	-
Other, net	(67)	(400)
Net cash used in (provided by) financing activities	(5,201)	23,340

Net decrease in cash and cash equivalents	(781)	1,021
Cash and cash equivalents at beginning of period	3,099	2,078
Cash and cash equivalents at end of period	$2,318	$3,099

Genesis Energy, L.P.
Reconciliations

SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
RECONCILIATION TO INCOME FROM CONTINUING OPERATIONS

	Three Months Ended	Three Months Ended
	December 31, 2006	December 31, 2005
	(in thousands)

Segment margin excluding depreciation and
amortization	$6,491	$6,870
General and administrative expenses	(3,125)	(3,120)
Depreciation and amortization expense	(1,963)	(2,026)
Loss from disposal of surplus assets	(22)	(3)
Interest, net	(729)	(631)
Minority interest	(1)	-
Income from continuing operations	$651	$1,090

	Year Ended	Year Ended
	December 31, 2006	December 31, 2005
	(in thousands)

Segment margin excluding depreciation and
amortization	$31,235	$21,619
General and administrative expenses	(13,573)	(9,656)
Depreciation and amortization expense	(7,963)	(6,721)
Gain from disposal of surplus assets	16	479
Interest, net	(1,374)	(2,032)
Income tax credit	11	-
Minority interest	(1)	-
Income from continuing operations	$8,351	$3,689

GAAP to Non-GAAP Financial Measure Reconciliation

AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
NET CASH FLOWS FROM OPERATING ACTIVITIES

	Three Months Ended	Year Ended
	December 31, 2006	December 31, 2006
	(in thousands)

Net cash flows from operating activities (GAAP measure)	$4,540	$11,262
Adjustments to reconcile net cash flow provided by
operating activities to Available Cash before
reserves:
Maintenance capital expenditures	(407)	(967)
Amortization and write-off of credit facility issuance
costs	(690)	(969)
Cash effects of stock appreciation rights plan	(93)	(364)
Available cash from joint ventures not included in
operating cash flows	211	967
Unrealized losses on fair value hedges	26	(38)
Proceeds from asset sales	-	67
Net effect of changes in components of working
capital	87	8,873
Available Cash before reserves (Non-GAAP measure)	$3,674	$18,831

This press release and the accompanying schedules include a non-generally accepted accounting principle (“non-GAAP”) financial measures of available cash. The accompanying schedule provides a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measure should not be considered as an alternative to GAAP measures of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Available cash. Available Cash before reserves is a liquidity measure used by management to compare cash flows generated by us to the cash distribution paid to our limited partners and general partner. This is an important financial measure to the public unitholders since it is an indicator of our ability to provide a cash return on their investment. Specifically, this financial measure aids investors in determining whether or not we are generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash before reserves (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

We define available cash as net income or loss plus: (1) depreciation and amortization expense; (2) cash proceeds from the sale of certain assets; (3) the addition of losses or subtraction of gains relating to the sale of assets; (4) payments under direct financing leases in excess of the amount recognized as income; (5) the addition of losses or subtraction of gains on derivative financial instruments; (6) available cash generated by equity method investments; (7) the subtraction of maintenance capital expenditures incurred to replace or enhance partially or fully depreciated assets so as to sustain the existing operating capacity or efficiency of our assets and extend their useful lives; and (8) the addition of losses or subtraction of gains relating to other non-cash amounts affecting net income for the period.

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